Exhibit 99.1

LeapFrog Enterprises, Inc.

LEAPFROG ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

EMERYVILLE, California—May 5, 2008—LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of technology-based learning products, today announced financial results for the first quarter ended March 31, 2008. For the first quarter of 2008, the company reported net sales of $58.3 million, compared to net sales of $60.9 million for the first quarter of 2007, and a net loss of $0.43 per share, compared to a net loss of $0.48 per share for the same period last year. Cash and investments totaled $116.5 million at March 31, 2008.

“We entered 2008 expecting the first half to be weak ahead of new product launches. First quarter results were slightly better than our expectations due primarily to the continued strength of our Educational Gaming business, led by our Leapster product,” said Jeffrey G. Katz, president and chief executive officer of LeapFrog. “More importantly our 2008 product launches are on track. We begin shipments of our Tag reading system in less than two weeks and our new educational gaming systems, Leapster 2 and Didj, will ship this summer. We expect that these new products will contribute to significant sales growth and margin improvement in the back half of the year.”

First Quarter 2008 Financial Results

Net Sales

Net sales for the quarter ended March 31, 2008 were $58.3 million, compared to $60.9 million for the quarter ended March 31, 2007, a decrease of 4.3%. Excluding the impact of foreign currencies, sales would have declined 5.6%. The decrease in net sales was driven primarily by the ongoing decline in sales of the products being phased out or replaced in 2008, partially offset by higher sales of continuing educational gaming products.

Segment Results

Net sales from the U.S. Consumer segment totaled $40.6 million for the first quarter 2008, compared with $43.4 million for the first quarter 2007. Net sales from the International segment totaled $12.7 million for the first quarter 2008, compared with $12.5 million for the first quarter 2007. Net sales from the School segment were essentially unchanged from the prior year at $5.0 million for the first quarter 2008, compared with $5.0 million for the first quarter 2007.

Gross Margin

Gross margin for the quarter ended March 31, 2008 was 36.3%, down 4.2 percentage points from gross margin of 40.5% for the first quarter 2007. The decrease was primarily due to strong growth in Leapster hardware shipments, reflecting the continued strength of the Educational Gaming business and the need for retailers to rebuild their inventories after a strong holiday season. Software sales exceeded expectations but were outpaced by strong educational gaming hardware sales, which negatively impacted gross margins.

Operating Expenses

Operating expenses totaled $49.8 million for the first quarter 2008, a decrease of 9.4% compared to $54.9 million for the first quarter 2007. Selling, general and administrative expenses and research and development expense fell reflecting lower legal expenses, lower content development costs and lower temporary employee expense. Partially offsetting these lower costs were severance costs related to the reduction in workforce announced January 2008. Advertising expenses declined, as the company matches advertising spending to coincide with new product launches.

LeapFrog Enterprises, Inc.

Loss from Operations

Loss from operations was $28.6 million for the first quarter of 2008 compared to $30.2 million for the first quarter of 2007. The $1.6 million lower loss reflects lower operating expenses, partially offset by lower gross profit.

Net Loss

The company recorded a net loss of $27.4 million, or a net loss of $0.43 per share, for the first quarter of 2008, compared to a net loss of $30.4 million, or a net loss of $0.48 per share for the first quarter 2007. The lower net loss was primarily due to an improved loss from operations and lower tax expense partially offset by lower interest income in the first quarter of 2008 compared to the first quarter of 2007. The lower tax expense is due to the timing of tax expense recognition while lower interest income is primarily attributable to lower cash balances and market interest rates.

Balance Sheet

Inventories were $55.6 million at March 31, 2008, compared with $52.4 million at December 31, 2007, and $76.2 million at March 31, 2007. Cash and investments totaled $116.5 million at March 31, 2008, compared with $104.4 million at December 31, 2007 and $195.5 million at March 31, 2007.

Key Performance Metrics and Outlook

Bill Chiasson, chief financial officer, stated, “Overall, we met our expectations for the quarter. Sales slightly exceeded our plan and operating expenses were down approximately 9%, consistent with our expectations. Gross profit dollars met our expectations but gross margins were down from last year, due to strong reorders of our Leapster product, which caused hardware sales to outpace software sales. Our overall guidance for the full year 2008 is unchanged.”

The company reiterated its current expectations for full year 2008 results:

•	New products introduced in 2007 and 2008 are expected to comprise approximately half of 2008 net sales;

•	Net sales are expected to grow at an annual percentage rate in the mid-to-high teens;

•	Gross margin is expected to continue to improve;

•	Selling, general and administrative expenses and research and development expenses are expected to decrease approximately 10%-15% year-over-year;

•	The company expects a nominal loss for the year;

•

The first half results are expected to be weaker than the first half of 2007, and the second half results are expected to show substantial improvement over the second half of 2007, reflecting the impact of new product introductions and cost reductions; and

•	Cash and investments are expected to be approximately $100 million at year-end.

LeapFrog Enterprises, Inc.

Conference Call and Webcast

A conference call will be held today, May 5, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to provide further discussion of the results for the first quarter of 2008. A live Web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. To participate in the call, please dial (706) 634-0183 and request Conference ID 44260901. A replay of the Web cast will be available on these Web sites through May 5, 2009. A telephone replay is also available through June 5, 2008 at (706) 645-9291; I.D. No. 44260901.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with an extensive library of software titles covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created a broad line of stand-alone educational products for children. LeapFrog’s award-winning products are available in six languages at major retailers in more than 35 countries around the world. LeapFrog School’s multisensory products currently reach students in more than 100,000 classrooms across the United States. LeapFrog School is a business division of LeapFrog Enterprises, Inc.

NOTE: LEAPFROG, the LeapFrog Logo, TAG, LEAPSTER, and DIDJ are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding the timing, scope and success of future product launches, the timing of customer orders, expected benefits of new products and services, anticipated 2008 financial results, including expected net sales, margins, expenses, profitability, cash flow and cash balances for 2008. These forward-looking statements involve risks and uncertainties, including risks related to the company’s ability to launch new products, services and features on time and at anticipated margin and profit levels, the acceptance by consumers, retailers and schools of the company’s new strategy related to Internet-connected products and related Internet services, including with respect to the LeapFrog Learning Path, the company’s ability to launch and operate its network infrastructure to support the new Internet-related business, and the effect of marketing on the sales of the company’s products and services. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2007 annual report on Form 10-K filed on March 13, 2008, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

Contact Information:

Investors:	Media:

Eileen VanEss	Mischa Dunton
Investor Relations	Corporate Communications
(510) 420-5361	(510) 596-5441

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31,		December 31,
	2008	2007	2007
	(Unaudited)		(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$105,836	$81,368	$93,460
Short-term investments	—	114,126	—
Accounts receivable, net	45,262	51,495	136,627
Inventories, net	55,558	76,158	52,415
Prepaid expenses and other current assets	22,542	21,440	20,427
Deferred income taxes	3,409	1,161	3,405

Total current assets	232,607	345,748	306,334
Property and equipment, net	36,547	28,973	34,017
Deferred income taxes	212	148	213
Intangible assets, net	24,208	25,577	24,512
Long-term investments	10,670	—	10,925
Other assets	3,873	9,171	4,152

Total assets	$308,117	$409,617	$380,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,909	$38,537	$46,868
Accrued liabilities and deferred revenue	36,605	41,140	67,281
Income taxes payable	79	1,239	93

Total current liabilities	66,593	80,916	114,242
Long-term liabilities	22,389	21,830	22,438
Stockholders’ equity:
Class A common stock, par value $0.0001; 139,500 shares authorized; shares issued and outstanding: 35,895, 35,618 and 35,857 at March 31, 2008 and 2007, and December 31, 2007, respectively	4	4	4
Class B common stock, par value $0.0001; 40,500 shares authorized; shares issued and outstanding: 27,614 at March 31, 2008 and 2007 and December 31, 2007, respectively	3	3	3
Treasury stock	(185)	(185)	(185)
Additional paid-in capital	356,917	347,145	353,857
Accumulated other comprehensive income	4,074	3,259	4,036
Accumulated deficit	(141,678)	(43,355)	(114,242)

Total stockholders’ equity	219,135	306,871	243,473

Total liabilities and stockholders’ equity	$308,117	$409,617	$380,153

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Net sales	$58,274	$60,924
Cost of sales	37,143	36,221

Gross profit	21,131	24,703
Operating expenses:
Selling, general and administrative	30,761	32,428
Research and development	12,110	14,468
Advertising	4,532	5,583
Depreciation and amortization	2,351	2,419

Total operating expenses	49,754	54,898

Loss from operations	(28,623)	(30,195)
Interest expense	(13)	(8)
Interest income	967	2,233
Other expense, net	(392)	(219)

Loss before income taxes	(28,061)	(28,189)
Provision (benefit) for income taxes	(625)	2,239

Net loss	$(27,436)	$(30,428)

Net loss per common share:
Basic and diluted	$(0.43)	$(0.48)
Shares used in calculating net loss per common share:
Basic and diluted	63,491	63,137

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Net loss	$(27,436)	$(30,428)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	4,103	3,975
Amortization	304	356
Unrealized foreign exchange gain	(734)	(1,112)
Deferred income taxes	(3)	(5)
Stock-based compensation	2,958	2,710
Investment accretion on commercial paper	—	(528)
Impairment of investment in auction rate securities	255	—
Gain on disposal of property and equipment	(21)	—
Provision for doubtful accounts, net	(278)	7
Other	32	(122)
Other changes in operating assets and liabilities:
Accounts receivable	91,642	90,315
Inventories	(3,143)	(3,138)
Prepaid expenses and other current assets	(2,115)	1,899
Other assets	279	(34)
Accounts payable	(16,959)	(8,183)
Accrued liabilities and deferred revenue	(30,676)	(8,861)
Long-term liabilities	(49)	2,160
Income taxes payable	(14)	515

Net cash provided by operating activities	18,145	49,526

Investing activities:
Purchases of property and equipment	(6,633)	(5,149)
Purchases of investments	—	(243,375)
Sale of investments	—	210,561

Net cash used in investing activities	(6,633)	(37,963)

Financing activities:
Proceeds from the exercise of stock options and employee stock purchase plans	103	1,243

Net cash provided by financing activities	103	1,243

Effect of exchange rate changes on cash	761	1,248

Increase in cash and cash equivalents	12,376	14,054
Cash and cash equivalents at beginning of period	93,460	67,314

Cash and cash equivalents at end of period	$105,836	$81,368